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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

LAM RESEARCH CORPORATION CONTACT:

Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail:
kathleen.bela@lamrc.com

LAM RESEARCH CORPORATION ANNOUNCES PLANNED REPAYMENT OF ITS 4% CONVERTIBLE SUBORDINATED NOTES

FREMONT, Calif., April 14, 2004 - Lam Research Corporation (Nasdaq: LRCX) announced plans to repay in full its 4% convertible subordinated notes in June 2004, two years prior to maturity. This will result in a cash outlay of approximately $303 million, plus any accrued and unpaid interest as of the redemption date. In addition, the Company announced that in April 2004, it has settled its related interest rate swap agreement, resulting in an increase in cash of $11 million and a transfer of $6 million from restricted cash to cash balances.

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the Company's plans to repay its 4% convertible subordinated notes.

Such statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the reports on Form 10-K for the year ended June 29, 2003, and the Form 10-Q for the quarter ended December 28, 2003, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a major supplier of wafer processing equipment and services to the worldwide semiconductor manufacturing industry. The Company's common stock trades on the Nasdaq National Market under the symbol "LRCX." Lam's World Wide Web address is http://www.lamrc.com.